Exhibit 99.1

Heckmann Corporation Announces Record

Second Quarter 2012 Financial Results

Company Achieves Record $90.8 Million in Revenues, Net Income of $10.7 Million, or $0.07 per

share, and $19.3 Million in Adjusted EBITDA

Pittsburgh, PA — August 6, 2012 — Heckmann Corporation (NYSE: HEK) today announced the following financial results for the second quarter ended June 30, 2012:1

•	Revenues more than doubled to $90.8 million, compared with $39.2 million for the same period in the previous year.

•

Net income from continuing operations, which included a deferred tax benefit, improved to $10.7 million, or $0.07 per share, compared with $0.3 million, or breakeven per share, for the second quarter of 2011.

•	Adjusted EBITDA[2] increased 105% to $19.3 million, compared with $9.4 million for the second quarter of 2011.

•

Revenues for the second quarter of 2012 increased 10% sequentially, compared with pro-forma revenues of $82.4 million for the first quarter of 2012, and adjusted EBITDA increased by 19% sequentially, compared with pro-forma adjusted EBITDA of $16.2 million for the first quarter of 2012. [3]

“In the second quarter, we significantly improved our business, generating top- and bottom-line growth across our environmental service offerings, and simultaneously improved our gross margin from 13% to 17% and our EBITDA margin from 19% to 21%,” said Mr. Richard J. Heckmann, Chairman and Chief Executive Officer of Heckmann Corporation. “While the natural gas industry continues to be challenging, our water business remains healthy. In the second quarter, well completion activities were delayed in several key areas temporarily slowing our trucking, piping and disposal revenue growth opportunities. However, we expect completion activities in the affected areas to improve in the second half of 2012.

“While the Haynesville rig count over the last 18 months has declined from over 120 to under 40, our pipeline volume has grown incrementally, with average barrels per day increasing by 20% sequentially in the second quarter to approximately 50,000 barrels per day, and we saw days with a record of nearly 60,000 barrels/day in the second quarter. These encouraging volumes, along with increased natural gas pricing, indicate that the gas market may be stabilizing. In addition, we have recently completed the acquisition of a saltwater disposal well in the Marcellus/Utica Shale area and construction of a disposal well to serve the Tuscaloosa Marine Shale area, both of which should be operational in the third quarter. With our expansion into additional basins, we believe our sequential growth will continue throughout the year.

“As a part of the Thermo Fluids Inc (TFI) acquisition, we were able to take advantage of TFI’s deferred tax position and reduce our historical income tax valuation allowance. The result was a $20.0 million benefit to our second quarter provision for income taxes.

[1]	On September 30, 2011 Heckmann completed the divestiture of China Water & Drinks, Inc., which formed the Company’s bottled water business segment. The Company reclassified its bottled water segment as discontinued operations in 2011 and its comparable period results reflect this change.
[2]	A reconciliation of net income to adjusted EBITDA is included in the tables below.
[3]	Pro-forma financial results for the first quarter of 2012 include the effect of Heckmann Environmental Services (HES – formerly Thermo Fluids Inc., or TFI) as if acquired on January 1, 2012. Heckmann completed the acquisition of TFI on April 10, 2012.

Heckmann Corporation

“The TFI acquisition, now Heckmann Environmental Services (HES), is everything we expected it to be, and assimilation of their strong executive team has been smooth. As we work to integrate services for our customers, we see multiple opportunities for bundling our environmental service offerings and for taking advantage of the economies of scale available to us. The stability, low capital intensity and strength of that business combined with the exciting growth characteristics and expanding markets in the water business provide our company with a unique combination of complementary services, as well as strong and growing cash flow. To that end as detailed below, we have started up a water treatment and re-use plant in Texas and are acquiring a majority interest in a water treatment plant in Pennsylvania.

“We recently rolled out our industry leading HEKnet™ water management technology. HEKnet is our proprietary technology that allows us to deliver operational efficiency by paperless collection and submission of safety and compliance records, electronic invoicing and other related data with complete customer transparency. We have transitioned one of our major water customers to this proprietary automation system, eliminating the cost and inefficiency associated with the former practices, which utilized approximately 35,000 pieces of paper and over 1,400 hours per month. In one example, we will reduce the number of invoices annually from 18,000 to 48. We are currently proceeding with conversion of other major customers to our proprietary technology to drive back-office efficiencies for HWR as well as our customers, as we continue to expand our total environmental services business,” concluded Mr. Heckmann.

Operational Update

Heckmann Water Resources (HWR) owns both produced water and fresh water pipelines, which are operated for shale gas and oil producers in Louisiana and Texas. HWR also transports, stores, processes and disposes environmentally regulated water primarily throughout Texas, Louisiana, Mississippi, Oklahoma, Pennsylvania, West Virginia and Ohio. HWR currently provides water transfer services in Louisiana, Texas, Pennsylvania and Ohio.

In the second quarter of 2012, HWR generated steady growth through a combination of securing long-term contracts and volume commitments in the gas basins and expanding operations in the oil and liquids-rich basins. During the second quarter, HWR began operating two new saltwater disposal wells in the Eagle Ford Shale area and initiated water treatment services in the Eagle Ford Shale area at an HWR well site for the treatment and reuse of flowback and produced water. These technologically advanced water treatment services will allow HWR to provide full service offerings in the Eagle Ford Shale area.

To deepen HWR’s coverage in the Marcellus/Utica Shale area as well as expand its fleet and meet contracts with a large E&P customer, Heckmann made a strategic acquisition of a small trucking company in southwest Pennsylvania. At the end of July, HWR acquired a saltwater disposal well in the Marcellus/Utica Shale area and finished construction of a disposal well in the Tuscaloosa Marine Shale area, both of which are expected to begin operating in the third quarter.

In the Haynesville Shale area, HWR’s business and pricing have remained stable with incremental sequential growth in its produced water pipeline volume. HWR’s produced water pipeline throughput increased sequentially to approximately 50,000 average barrels per day in the second quarter of 2012, compared with 42,000 average barrels per day in the first quarter of 2012, 40,000 average barrels per day in the fourth quarter of 2011, 30,000 average barrels per day in third quarter of 2011 and 17,000 average barrels per day in the second quarter of 2011.

HWR has been increasing utilization within its fleet, while maintaining ample capacity to organically expand operations into other basins. HWR is now staging vehicles to transfer and expand its presence in West Texas and Oklahoma to enter the Permian Basin and Mississippi Lime Shale areas to address the needs of its contracted customers. HWR began water transfer operations in the Permian Basin in the second quarter and expects to commence trucking and other operations by the end of the third quarter.

Heckmann Corporation

To further expand its operations, the Company has signed a letter of intent to acquire a majority interest in a regional water treatment facility in the Marcellus Shale area. The plant includes a truck terminal and has a large precipitation and clarification system for treating flowback and produced water as well as drilling waters for reuse. The transaction is expected to close, subject to normal and customary closing conditions, before the fourth quarter of 2012.

Heckmann Environmental Services (HES), formerly Thermo Fluids Inc., is a route-based environmental services and waste recycling solutions company focused primarily on the collection and recycling of used motor oil (“UMO”). HES has a number of expansion initiatives underway to address market demand and service its growing customer base. In the second quarter, HES completed a small, strategic acquisition in California, providing entry into the largest UMO and environmental services market in the United States. HES also began construction to expand its antifreeze remanufacturing plant in Las Vegas, which will double the annual capacity at this facility to 2.0 million gallons. Additionally, HES is completing construction of a new oil filter recycling facility in Texas. Both facilities are expected to be fully operational in the fourth quarter of 2012.

For the ninth consecutive quarter, reprocessed fuel oil (RFO) yield outperformed relevant energy indices. Year-over-year, WTI crude oil prices were down 9%, however, RFO was up 23% in the second quarter of 2012 indicating that, so far, increased re-refinery capacity has off-set macro market pricing.

Second Quarter 2012 Financial Review

Total revenues for the second quarter of 2012 were $90.8 million, compared with $39.2 million for the second quarter of 2011.

Net income from continuing operations was $10.7 million, or $0.07 per share (based on 145,359,846 basic weighted average common shares outstanding and including the deferred tax benefit), compared with $0.3 million, or breakeven per share (based on 113,530,367 basic weighted average common shares outstanding) for the second quarter of 2011.

Adjusted EBITDA was $19.3 million, compared with $9.4 million for the second quarter of 2011.

Revenues for the six months ended June 30, 2012 were $145.7 million, compared with $57.4 million for the six months ended June 30, 2011. On a pro-forma basis, including the effect of HES for the first quarter of 2012, revenues for the first six months of 2012 were $175.7 million.

Net income from continuing operations for the first six months of 2012 was $6.9 million, or $0.05 per share (based on 135,266,282 basic weighted average common shares outstanding and including the deferred tax benefit), compared with a net loss from continuing operations of ($0.2) million, or breakeven per share (based on 112,393,028 basic weighted average shares outstanding) for the comparable 2011 period.

Adjusted EBITDA for the six months ended June 30, 2012 was $29.5 million, compared with $13.5 million for the six months ended June 30, 2011. On a pro-forma basis, including the effect of HES for the first quarter of 2012, adjusted EBITDA for the first six months of 2012 was $35.5 million.

As of June 30, 2012, Heckmann Corporation’s total assets were $810.0 million, and equity totaled $458.7 million.

On March 30, 2012, the Company completed a public offering of 18.2 million shares of its common stock for net proceeds of approximately $74.4 million. On April 10, 2012, Heckmann completed a private placement of $250.0 million in senior unsecured notes and entered into a new senior secured revolving credit facility of $150.0 million with an accordion feature. The proceeds from these capital markets transactions were used to fund the cash portion of the TFI acquisition and, together with cash on hand and marketable securities held by the Company, to pay off the Company’s existing term loan and revolving credit facility. Transaction costs for the acquisitions and the extinguishment of deferred bank financing costs are reflected in adjusted EBITDA along with the costs of startup and hiring of personnel involved in our expansion.

Heckmann Corporation

Conference Call and Webcast

The Company will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to provide commentary on its operational performance and outlook. To participate on the conference call, please dial 1-877-941-2068 or 1-480-629-9712 and reference conference ID 4553656. An audio replay of the conference call will be available approximately one hour after the conclusion of the call through August 20, 2012. The audio replay can be accessed by dialing 1-800-406-7325 or 1-303-590-3030 and entering access code 4553656.

The call will be webcast live and the replay will be available for 12 months. Both will be available in the “For Investors” section of the Heckmann Corporation web site at www.heckmanncorp.com.

Upcoming Investor Conferences

Management will present at two upcoming investor conferences and participate in one-on-one and group meetings with institutional investors according to the following schedule:

•	Credit Suisse 3rd Annual Small & Mid Cap Conference

Thursday, September 20, 2012 The New York Palace, New York

•	Jefferies 2012 Global Energy Conference

Wednesday-Thursday, November 28-29, 2012 St. Regis, Houston

A live and archived webcast of the Jefferies conference will be made available on the Company’s website at www.heckmanncorp.com.

About Heckmann Corporation

Heckmann Corporation (HEK) is an environmental services company. Heckmann is dedicated to the movement, treatment and disposal of water generated by energy companies involved in the discovery and production of oil, natural gas liquids and natural gas. Heckmann is also a one-stop-shop for collection and recycling services for oily waste products, including used motor oil, oily wastewater, spent antifreeze, used oil filters and parts washers. The Company is building a national footprint across its environmental service offerings and has more than 1,500 employees and operates in 52 locations in the United States.

Interested parties can access additional information about Heckmann on the Company’s web site at http://www.heckmanncorp.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets and stock-based compensation, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our

Heckmann Corporation

control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted net income (loss) per share, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. These non-GAAP measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation forecasts of growth, revenues, adjusted EBITDA and pipeline expansion, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses, including Thermo Fluids Inc.; whether certain markets grow as anticipated; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Current Report on Form 8-K filed on April 10, 2012, as well as the Company’s other reports filed with the United States Securities and Exchange Commission and are available at http://www.sec.gov/ as well as the Company’s website at http://heckmanncorp.com/. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Brandi Piacente

The Piacente Group, Inc.

Tel. +1 212-481-2050

heckmann@tpg-ir.com

– tables to follow –

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$5,133	$80,194
Marketable securities	—	5,169
Accounts receivable, net	78,090	47,985
Inventories	3,774	760
Prepaid expenses and other receivables	8,048	4,519
Other current assets	3,847	1,044

Total current assets	98,892	139,671

Property, plant and equipment, net	330,190	270,054
Equity investments	7,682	7,682
Intangible assets, net	76,722	29,489
Goodwill	285,248	90,008
Other	11,230	2,777

TOTAL ASSETS	$809,964	$539,681

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$32,013	$19,992
Accrued expenses	16,546	11,002
Accrued interest	5,614	691
Current portion of contingent consideration	15,114	5,730
Current portion of long-term debt	4,562	11,914

Total current liabilities	73,849	49,329
Deferred income taxes	7,242	6,880
Long-term debt, less current portion	265,669	132,156
Long-term contingent consideration	3,082	7,867
Other long-term liabilities	1,466	1,639
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 500,000,000 authorized, 166,015,320 shares issued and 151,706,757 shares outstanding at June 30, 2012 and 139,163,067 shares issued and 124,854,504 shares outstanding at December 31, 2011	165	139
Additional paid-in capital	924,823	814,875
Purchased warrants	(6,844)	(6,844)
Treasury stock	(19,503)	(19,503)
Accumulated deficit	(439,985)	(446,865)
Accumulated other comprehensive income	—	8

Total equity of Heckmann Corporation	458,656	341,810

TOTAL LIABILITIES AND EQUITY	$809,964	$539,681

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$90,769	$39,167	$145,728	$57,398
Cost of goods sold	75,710	29,055	123,683	42,876

Gross profit	15,059	10,112	22,045	14,522
General and administrative espenses	14,916	8,718	23,170	13,655

Income (loss) from operations	143	1,394	(1,125)	867
Interest income (expense), net	(6,816)	(896)	(8,962)	(1,147)
Loss from equity method investment	—	(422)	—	(462)
Other, net	(2,887)	343	(2,916)	397

Income (loss) before income taxes	(9,560)	419	(13,003)	(345)
Income tax benefit (expense)	20,303	(102)	19,883	123

Net Income (loss) from continuing operations	10,743	317	6,880	(222)
Income (loss) from discontinued operations, net of tax	—	(134)	—	815

Net income ( loss) attributable to common stockholders	$10,743	$183	$6,880	$593

HECKMANN CORPORATION AND SUBSIDIARIES

Adjusted EBITDA from continuing operations

(millions)

	Pro-forma Three months March 2012	Actual		Pro-forma Six months June 2012
		Three months June 2012	Six months June 2012
Net income (loss) from continuing operations	$(2.9)	$10.7	$6.8	$7.8
Income tax (benefit) expense	2.0	(20.3)	(19.9)	(18.3)
Add: interest expense	3.3	6.8	8.9	10.1
depreciation	8.6	10.0	18.0	18.6
amortization	2.6	4.9	6.2	7.5

EBITDA	13.6	12.1	20.0	25.7

Stock based compensation	0.7	0.8	1.5	1.5
Transaction costs and other	0.8	1.9	2.4	2.7
Start-up & training costs	1.1	2.0	3.1	3.1
Write off of deferred financing costs	—	2.5	2.5	2.5

Adjusted EBITDA from continuing operations	$16.2	$19.3	$29.5	$35.5

	Three months June 2011	Six months June 2011
Net income (loss) from continuing operations	$0.4	$(0.2)
Income tax benefit	(0.1)	(0.2)
Add: interest expense	0.9	1.1
depreciation	5.1	8.2
amortization	0.6	1.0

EBITDA	6.9	9.9

Stock based compensation	0.4	0.8
Transaction costs and other	2.1	2.8

Adjusted EBITDA from continuing operations	$9.4	$13.5